Exhibit 99.1


                              FOR IMMEDIATE RELEASE


Contact: John S. Holle - FLAG Financial Corporation (706/845-5005)
         J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) Thomas D. Sherard, Jr. - Abbeville Capital Corporation (864/459-9676)

                      FLAG FINANCIAL CORPORATION ANNOUNCES
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                      TERMINATION OF MERGER AGREEMENT WITH
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                          ABBEVILLE CAPITAL CORPORATION
                          -----------------------------


LAGRANGE, GA (OCTOBER 18, 1999) -- FLAG FINANCIAL CORPORATION (NASDAQ: FLAG) John S. Holle, Chairman of the Board, and J. Daniel Speight, Jr., President and Chief Executive Officer, of FLAG Financial Corporation, located in LaGrange, Georgia, and Thomas D. Sherard, Jr., President and Chief Executive Officer, of Abbeville Capital Corporation, parent company of The Bank of Abbeville, located in Abbeville, South Carolina, announced today that they have mutually agreed to cancel their plans to merge. The proposed merger was announced in March of this year.

FLAG will continue to implement the strategy of expanding its partnership of community banks, as well an integrating the operations of those institutions with whom it has already merged. During 1999, FLAG merged with four partner banks, and, for the balance of the year and the first part of 2000, will be focused on completing this integration process and leveraging the many investments in infrastructure that were made during 1999.

In commenting on the termination agreement, John S. Holle, and J. Daniel Speight, Jr., stated, "While we greatly admire the operation that Don Sherard and his people have built at The Bank of Abbeville, we have mutually agreed that the timing is not right to consummate our proposed transaction. However, this decision will have no impact on FLAG's partner bank program and we will continue to seek attractive partner banks in FLAG's existing and contiguous markets. We also wish Don and the rest of his organization the best of luck."

Thomas D. Sherard, Jr., President and CEO of Abbeville Capital Corporation, stated, "While we did not feel that it was the right time for Abbeville Capital Corporation to take this significant step, we have tremendous respect for FLAG Financial Corporation and its people. We look forward to our continued relationship with FLAG and its partner banks."


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FLAG Financial  Corporation is a multi-bank  holding company whose  wholly-owned subsidiaries are First Flag Bank, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia and Thomaston Federal Savings Bank, in Thomaston, Georgia. Partner banks, which include The Bank of Milan, based in Milan, Georgia, The Brown Bank, based in Metter, Georgia, and Empire Banking Company, based in Homerville, Georgia, were successfully merged into Citizens Bank at year-end 1998. Most recently, First Hogansville Bankshares, Inc., parent company of The Citizens Bank, located in Hogansville, Georgia, merged into FLAG. Including the FLAG Mortgage consolidation, the Hogansville merger, and the openings of First Flag Bank - Statesboro, First Flag Bank - Atlanta and The Eagle's Landing Center, FLAG's franchise will include 28 offices in 14 communities. FLAG is also a service provider of mortgage, appraisal, investment and insurance services through FLAG Mortgage, FLAG Appraisal Services, FLAG Investment Services and FLAG Insurance Services.

FLAG currently has approximately 8.3 million shares of common stock outstanding. FLAG's common stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, integration of acquired businesses, FLAG's acquisition strategy, competition, and other factors set forth from time to time in filings with the Securities and Exchange Commission. When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" and similar expression as they relate to FLAG (including its subsidiaries), or its management are intended to identify forward-looking statements.


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